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                                                                   Exhibit 15(a)


                   DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
                                  EUREKA FUNDS

         This Plan (the "Plan") constitutes the DISTRIBUTION AND SHAREHOLDER SERVICES PLAN of the Eureka Funds, a Massachusetts business trust, adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). Part A of the Plan relates to each series (each a "Fund") and class of the units of participation ("Shares") of the Eureka Funds. Part B of the Plan relates to the Shares of the Class A Shares of the Funds identified on Schedule A hereto, as may be amended from time to time.

                                     PART A
                                     ------

         Section 1. The Eureka Funds have entered into a Distribution Agreement (the "Agreement") with BISYS Fund Services Limited Partnership (the "Distributor"), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Eureka Funds' Shares. Under the Agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of the Eureka Funds' Shares for sale to the public. BISYS Fund Services Limited Partnership also serves as the Eureka Funds' Administrator, under a Management and Administration Agreement with the Fund. It is understood that the Distributor may pay for these expenses from any source available to it, including management and administration fees paid to it by the Eureka Funds.

         Section 2. The Distributor may, subject to the oversight of the Board of Trustees of the Eureka Funds (the "Board of Trustees"), make payments to securities dealers and other third parties who engage in the sale of Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Eureka Funds, processing shareholder transactions and providing such other shareholder services as the Eureka Funds may reasonably request.

         Section 3. The Eureka Funds will not make separate payments as a result of this Part A of the Plan to the Distributor or any other party, it being recognized that the Eureka Funds presently pays, and will continue to pay, a management and administration fee to the Distributor. To the extent that any payments made by the Fund to the Distributor, including payment of management and administration fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of the Shares issued by the Eureka Funds within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Part A of the Plan.

         Section 4. During the existence of this Part A of the Plan, the Eureka Funds shall require the Distributor to provide the Eureka Funds, for review by the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended in
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connection with financing any activity primarily intended to result in the sale of Shares issued by the Eureka Funds (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

                                     PART B
                                     ------

         WHEREAS, it is desirable to enable the Eureka Funds to have flexibility in meeting the investment and Shareholder servicing needs of its future investors; and

         WHEREAS, the Board of Trustees, mindful of the requirements imposed by Rule 12b-1 under the 1940 Act, has determined to effect the Plan for the provision of distribution assistance with respect to the Class A Shares each Fund listed on Schedule A hereto and for the provision of Shareholder services with respect to the holders of such Shares of each Fund;

         NOW THEREFORE, the Eureka Funds and the Distributor hereby agree as follows:

         Section 1. Each Fund, the Class A Shares of which are listed on Schedule A hereto, shall pay out of its assets attributable to its Class A Shares a distribution and shareholder services fee (the "A Share Fee") to the Distributor equal to the lesser of (i) the fee at the applicable annual rate set forth in Schedule A hereto or (ii) such fee as may from time to time be agreed upon in writing by the Eureka Funds and the Distributor. The Distributor may apply the A Share Fee toward the following: (i) compensation for its services in connection with distribution assistance with respect to such Fund's A Shares or for its services in connection with the rendering of Shareholder services to the holders of such Fund's Class A Shares; (ii) payments to financial institutions and intermediaries (such as insurance companies and investment counselors but not including banks), broker-dealers, and the Distributor's affiliates and subsidiaries as compensation for services and/or reimbursement of expenses incurred in connection with distribution assistance with respect to such Fund's Class A Shares; or (iii) payments to banks, other financial institutions and intermediaries, broker-dealers, and the Distributor's affiliates and subsidiaries as compensation for services and/or reimbursement of expenses incurred in connection with the provision of Shareholder services to the holders of such Fund's Class A Shares.

         Section 2. The A Share Fee shall be accrued daily and payable monthly, and shall be paid by each Fund to the Distributor irrespective of whether such fee exceeds the amounts paid (or payable) by the Distributor pursuant to Section 1 of this Part B.

         Section 3. The Plan shall not take effect with respect to the Class A Shares of a Fund until it has been approved, together with any related agreements, by a vote of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of the Trustees who are not "interested persons" of the Eureka Funds (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

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         Section 4. The Plan shall continue in effect with respect to a class of a Fund for a period of more than one year after it takes effect, provided that such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 3.

         Section 5. Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement shall provide to the Trustees of the Eureka Funds, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 6. The Plan may be terminated with respect to the Class A Shares of a Fund at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class A Shares of that Fund.

         Section 7. All agreements with any person relating to the implementation of the Plan shall be in writing and any agreement related to the Plan shall provide:

         A. That such agreement, may be terminated with respect to the Class A Shares of a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class A Shares of that Fund, on not more than 60 days' written notice; and

         B. That such agreement shall terminate automatically in the event of its assignment.

         Section 8. The Plan may not be amended to increase materially the amount of the A Share Fee with respect to a Fund without approval by Shareholders and Trustees in the manner provided in Sections 3 hereof, and all material amendments to the Plan with respect to a Fund shall be approved in the manner provided for approval of the Plan in Section 3.

         Section 9. As used herein, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         Section 10. The names "Eureka Funds" and "Trustees of the Eureka Funds" refer respectively to the Eureka Funds created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated April 7, 1997 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the Eureka Funds entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Eureka Funds personally, but bind only the assets of the Eureka Funds, and all persons dealing with any series and/or class of Shares of the Eureka Funds

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must look solely to the assets of the Eureka Funds belonging to such series and/or class for the enforcement of any claims against the Eureka Funds.


                                                     By: EUREKA FUNDS

                                                     By: /s/ Martin R. Dean
                                                        ------------------------


                                                     BISYS FUND SERVICES
                                                     LIMITED PARTNERSHIP

                                                     By: /s/
                                                        ------------------------

Dated: October 21, 1997

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                                                         Dated: October 21, 1997

                                Schedule A to the
                   Distribution and Shareholder Services Plan
                             dated October 21, 1997

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Name of Funds                                                 Compensation*
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Eureka Prime Money Market Fund --               Annual rate of twenty-five
Class A Shares                                  one-hundredths of one percent
                                                (.25%) of the average daily net
                                                assets of the Class A Shares of
                                                the Eureka Prime Money Market
                                                Fund.

Eureka U.S. Treasury Obligations Fund --        Annual rate of twenty-five
Class A Shares                                  one-hundredths of one percent
                                                (.25%) of the average daily net
                                                assets of the Class A Shares of
                                                the Eureka U.S. Treasury
                                                Obligations Fund.

Eureka Investment Grade Bond Fund --            Annual rate of twenty-five
Class A Shares                                  one-hundredths of one percent
                                                (.25%) of the average daily net
                                                assets of the Class A Shares of
                                                the Eureka Investment Grade Bond
                                                Fund.

Eureka Global Asset Allocation Fund --          Annual rate of twenty-five
Class A Shares                                  one-hundredths of one percent
                                                (.25%) of the average daily net
                                                assets of the Class A Shares of
                                                the Eureka Global Asset
                                                Allocation Fund.

Eureka Equity Fund -- Class A Shares            Annual rate of twenty-five
                                                one-hundredths of one percent
                                                (.25%) of the average daily net
                                                assets of the Class A Shares of
                                                the Eureka Equity Fund.


                                                EUREKA FUNDS

                                                By:  /s/ Martin R. Dean
                                                    --------------------------


                                                BISYS FUND SERVICES
                                                LIMITED PARTNERSHIP

                                                By:  /s/
                                                    --------------------------
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* All fees are computed and paid monthly.

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